Exhibit 1*

Japan Bank for International Cooperation

This description of Japan Bank for International Cooperation is dated September 6, 2016 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

*	Figures in Exhibit 1 are prepared on a basis consistent with accounting principles generally accepted in Japan (“Japanese GAAP”).

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN BANK FOR INTERNATIONAL COOPERATION.

FURTHER INFORMATION

This document appears as an Exhibit to the Annual Report of Japan Bank for International Cooperation (“JBIC”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K. Additional information with respect to JBIC is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and other amendments may be inspected and copied at the public reference room maintained by the Commission at: 100F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330 or, without charge, from JBIC by telephoning 813-5218-3304. Such Annual Report, exhibits and other amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document, all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 5, 2016 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was ¥103.37 = $1.00, and the noon buying rate on August 26, 2016 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥101.20 = $1.00.

Unless otherwise specified, references in this document to “$” are to U.S. dollars and references to “£” are to UK pounds.

References in this document to fiscal years are to the 12-month periods commencing on April 1 of the year indicated.

References in this document to “JBIC” are to “Japan Bank for International Cooperation”.

References in this document to “JBIC Operations” are to “Japan Bank of International Cooperation Operations”. References in this document to “JBIC Operations” prior to April 1, 2012 refers to the JBIC Operations as conducted by Predecessor and references to “JBIC Operations” on or after April 1, 2012 refers to the JBIC Operations as conducted by JBIC.

References in this document to “Predecessor” are to “Japan Finance Corporation”.

Figures in tables included in this document may not add up to totals due to rounding.

JAPAN BANK FOR INTERNATIONAL COOPERATION

Pursuant to the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended (the “JBIC Act”), which was passed into law on April 28, 2011, on April 1, 2012 and subsequently amended on May 30, 2014 by Law No. 44 of 2014 and June 27, 2014 by Law No. 91 of 2014, the Predecessor spun off two of its operations: (i) the JBIC Operations and (ii) the Financial Operations for Facilitating Realignment of United States Forces in Japan (the “Financial Operations for Facilitating Realignment of United States Forces in Japan”). Effective the same date, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of the Predecessor to establish Japan Bank for International Cooperation (“JBIC”), a joint-stock corporation wholly owned by the Japanese government.

Pursuant to the JBIC Act, on April 1, 2012, all of the assets and liabilities relating to the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were assumed by JBIC. Upon the same date, with respect to bonds issued by the former Japan Bank for International Cooperation prior to the establishment of the Predecessor on October 1, 2008 and subsequently succeeded to by the Predecessor, JBIC and the Japan International Cooperation Agency, jointly and severally, assumed the obligations under such bonds. With respect to bonds issued by the Predecessor prior to the establishment of JBIC on April 1, 2012, the post-spin off Predecessor and JBIC, jointly and severally, assumed the obligations under such bonds. The guarantee of the bonds by the Japanese government remains in effect under the same conditions and such bonds continue to rank senior in terms of payment to unsecured general obligations not represented by debt securities.

JBIC had been engaged in financial operations for facilitating realignment of United States Forces in Japan set forth in Article 16 of the “Act on Special Measures concerning Smooth Implementation of Realignment of United States Forces in Japan” (Act No. 67, 2007; “Special Measures Act”). However, a joint statement by the Japan-US Security Consultative Committee dated April 27, 2012, confirmed that “financial commitments by the Japanese government concerning the relocation of the US Marines stationed in Okinawa to Guam” would only be made in the form of cash contributions stipulated in Article 1 of the “Agreement Between the Government of Japan and the Government of the United States of America Concerning the Implementation of the Relocation of III Marine Expeditionary Force Personnel and Their Dependents from Okinawa to Guam,” and that no other forms of financial support would be provided. As the Financial Operations for Facilitating Realignment of United States Forces in Japan no longer needed to be continued, such operations were discontinued at the end of September 2012 upon a resolution at the board of directors meeting on July 24, 2012. In accordance with Article 23 of the Special Measures Act, following the resolution at the board of directors meeting dated November 20, 2012, on November 30, 2012, the residual assets were paid to the national treasury, and the Financial Account Related to the Financial Operations for Facilitating Realignment of United States Forces in Japan was abolished.

JBIC Operations

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

In order to execute the above missions, JBIC conducts the following nine principal operations by way of financing instruments such as loans, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

•	Export Loans. Export loans provide funds to support exports of machinery and equipment by Japanese companies and overseas transfer of their technologies.

•

Import Loans. Import loans provide funds to support imports of natural resources or other materials strategically important to Japan. Apart from resources, JBIC provides a guarantee facility for the import of goods and services essential to the sound development of Japanese economy, such as aircraft.

•

Overseas Investment Loans. Overseas investment loans provide funds to support overseas operations implemented by Japanese firms such as manufacturing and sales or infrastructure project, as well as to support M&A deals with foreign companies, the acquisition of natural resource interests and resource developments.

•

Untied Loans. Untied loans provide funds to support improvements in the overseas business environment to facilitate Japanese trade, investments and other overseas business activities. Untied loans also support projects undertaken by foreign governments and government agencies.

•	Equity Participations. Equity participations are investments in overseas projects or funds involving Japanese companies.

•	Guarantees. Guarantees are provided by JBIC to supplement and encourage financing from private financial institutions.

•

Bridge Loans and Others. Bridge loans provide short-term financing for developing country governments facing balance-of-payments difficulties to enable them to ride out temporary strains in foreign currency management.

•	Research and Studies. JBIC conducts research and studies to support its financial operations.

•	Securitization, etc. JBIC provides support for the securitization of loan claims of private financial institutions and receivables of private companies.

Recent Development

On April 20, 2016, JBIC issued $1 billion of 1.875% government-guaranteed bonds due April 20, 2021 and $1.5 billion of 2.375% government-guaranteed bonds due April 20, 2026. On July 21, 2016, JBIC issued $1.5 billion of 1.5% government-guaranteed bonds due July 21, 2021 and $1.5 billion of 1.875% government-guaranteed bonds due July 21, 2026. The bonds have been admitted to the official list of the Luxembourg Stock Exchange and are traded on the Luxembourg Stock Exchange’s Euro MTF Market.

OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 2015 AND 2016

Overall Operations

Set forth below are the operating results of JBIC for the fiscal year ended March 31, 2016:

Year ended March 31,
2016
(In millions of yen)
Ordinary Income	¥240,005
Ordinary Profit	42,728
Net Income	42,772
Total Assets	17,580,622
Loans and Bills Discounted	13,540,661
Customers’ Liabilities for Acceptances and Guarantees	2,464,703

The ordinary income of JBIC for the fiscal year ended March 31, 2016 was ¥240,005 million. Interest income, which amounted to ¥213,806 million and reflected assistance provided in promotion of overseas development and acquisition of strategically important natural resources, overseas M&A transactions by Japanese corporations, and the overseas business deployment of Japanese companies, accounted for most of this income.

The ordinary expenses of JBIC for the fiscal year ended March 31, 2016 was ¥197,276 million. Interest expense, which amounted to ¥123,779 million and reflected interest expense for our borrowings and outstanding debt securities, accounted for the majority part of these expenses.

For the fiscal year ended March 31, 2016, ordinary profit of ¥42,728 million and net income of ¥42,772 million were recorded for JBIC.

Set forth below are the operating results of JBIC for the fiscal year ended March 31, 2015:

Year ended March 31,
2015
(In millions of yen)
Ordinary Income	¥257,252
Ordinary Profit	120,496
Net Income	126,187
Total Assets	18,463,816
Loans and Bills Discounted	14,432,949
Customers’ Liabilities for Acceptances and Guarantees	2,572,328

The ordinary income of JBIC for the fiscal year ended March 31, 2015 was ¥257,252 million. Interest income, which amounted to ¥192,973 million and reflected assistance provided in promotion of overseas development and acquisition of strategically important natural resources, overseas M&A transactions by Japanese corporations, and the overseas business deployment of Japanese companies, accounted for most of this income.

The ordinary expenses of JBIC for the fiscal year ended March 31, 2015 was ¥136,755 million. Interest expense, which amounted to ¥116,076 million and reflected interest expense for our borrowings and outstanding debt securities, accounted for most of these expenses.

For the fiscal year ended March 31, 2015, ordinary profit of ¥120,496 million and net income of ¥126,187 million were recorded for JBIC.

BUSINESS

Missions

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

Government Control and Supervision

Under the JBIC Act, JBIC’s shares are wholly owned by the Japanese government, and JBIC is under the Japanese government’s control. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are supervised by the Minister of Finance. JBIC’s budgets are subject to approval of the Japanese Diet, and the annual financial statements of JBIC are required to be submitted to the Diet.

Overview of JBIC’s Operations

The Act for Partial Amendment of the JBIC Act was approved and enacted at the 190th ordinary session of the diet on May 11, 2016. Consequently, a new “Special Operations” account will be established from which JBIC can finance overseas infrastructure projects that offer a sufficient level of expected return commensurate with their risk profile and activities for this account are accounted for separately from those of the Ordinary Operations account. The date from which the aforementioned “Special Operations” account will become established is the date noted in the government ordinance.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

JBIC Operations

Outstanding Credit in the JBIC Operations

JBIC’s total credit commitments for the year ended March 31, 2016 amounted to ¥2,290 billion, and the outstanding balance as of March 31, 2016 was ¥13,843 billion.

The following table sets forth, as of the dates indicated, the total amount of credit outstanding provided by JBIC, by type and geographical distribution:

Credit Outstanding by Type and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2015		2016
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	329,852	2.2%	320,187	2.3%
The Pacific	—	—	—	—
Europe	118,386	0.8%	122,734	0.9%
The Middle East	163,058	1.1%	169,703	1.2%
Africa	108,712	0.7%	126,146	0.9%
North America	—	—	—	—
Latin America	83,987	0.6%	100,292	0.7%
International Organizations, etc.	8,492	0.1%	5,683	0.0%

Total	812,487	5.5%	844,746	6.1%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2015		2016
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
IMPORT LOANS
Asia	12,376	0.1%	10,451	0.1%
The Pacific	63,891	0.4%	67,527	0.5%
Europe	10,515	0.1%	9,203	0.1%
The Middle East	265,492	1.8%	146,974	1.1%
Africa	1,637	0.0%	1,152	0.0%
North America	14,448	0.1%	10,412	0.1%
Latin America	19,425	0.1%	28,994	0.2%
International Organizations, etc.	273,857	1.9%	250,999	1.8%

Total	661,641	4.5%	525,711	3.8%

OVERSEAS INVESTMENT LOANS
Asia	1,698,423	11.6%	1,651,083	11.9%
The Pacific	2,030,621	13.8%	2,028,120	14.6%
Europe	1,687,389	11.5%	1,912,066	13.8%
The Middle East	1,408,285	9.6%	1,354,314	9.8%
Africa	174,970	1.2%	160,033	1.2%
North America	2,159,962	14.7%	2,312,861	16.7%
Latin America	2,254,172	15.3%	1,921,876	13.9%
International Organizations, etc.	556,720	3.8%	1,747	0.0%

Total	11,970,542	81.5%	11,342,099	81.9%

UNTIED LOANS
Asia	335,316	2.3%	280,985	2.0%
The Pacific	—	—	—	—
Europe	2,520	0.0%	1,909	0.0%
The Middle East	62,383	0.4%	49,882	0.4%
Africa	40,395	0.3%	33,315	0.2%
North America	—	—	—	—
Latin America	333,395	2.3%	351,288	2.5%
International Organizations, etc.	214,813	1.5%	184,458	1.3%

Total	988,822	6.7%	901,837	6.5%

GOVERNMENTAL LOANS
Asia	15,864	0.1%	15,864	0.1%
The Pacific	—	—	—	—
Europe	1,970	0.0%	1,970	0.0%
The Middle East	14,518	0.1%	13,401	0.1%
Africa	441	0.0%	305	0.0%
North America	—	—	—	—
Latin America	4,356	0.0%	3,094	0.0%
International Organizations, etc.	—	—	—	—

Total	37,150	0.3%	34,635	0.3%

INVESTMENTS
Asia	20,881	0.1%	21,305	0.2%
The Pacific	17,464	0.1%	22,026	0.2%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2015		2016
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
Europe	13,032	0.1%	15,324	0.1%
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	60,000	0.4%	5,630	0.0%
Latin America	18	0.0%	20	0.0%
International Organizations, etc.	110,998	0.8%	130,600	0.9%

Total	222,393	1.5%	194,905	1.4%

Total credit outstanding	14,693,035	100.0%	13,843,933	100.0%

The following table sets forth, for the periods indicated, the total credit commitments made by JBIC, by type and geographical distribution in accordance with JBIC’s system of classification.

Credit Commitments by Type and Geographical Distribution of the JBIC Operations

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2015		2016
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	342,204	11.7%	89,324	3.9%
The Pacific	—	—	—	—
Europe	3,712	0.1%	15,622	0.7%
The Middle East	32,941	1.1%	6,044	0.3%
Africa	22,417	0.8%	14,940	0.7%
North America	—	—	—	—
Latin America	5,154	0.2%	15,153	0.7%
International Organizations, etc.	—	—	—	—

Total	406,427	13.8%	141,084	6.2%

IMPORT LOANS
Asia	—	—	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	252,315	11.0%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	—	—	252,315	11.0%

OVERSEAS INVESTMENT LOANS
Asia	234,828	8.0%	166,787	7.3%
The Pacific	173,826	5.9%	6,907	0.3%
Europe	225,092	7.7%	582,756	25.4%
The Middle East	326,848	11.1%	169,254	7.4%
Africa	95,041	3.2%	—	—
North America	1,291,035	44.0%	455,357	19.9%
Latin America	104,411	3.6%	469,962	20.5%
International Organizations, etc.	—	—	7,137	0.3%

Total	2,451,080	83.5%	1,858,162	81.1%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2015		2016
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
UNTIED LOANS
Asia	—	—	13,100	0.6%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	17,837	0.6%	—	—
Africa	14,864	0.5%	—	—
North America	—	—	—	—
Latin America	14,016	0.5%	11,720	0.5%
International Organizations, etc.	—	—	—	—

Total	46,717	1.6%	24,820	1.1%

GOVERNMENTAL LOANS
Asia	—	—	—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	—	—	—	—

INVESTMENTS
Asia	1,824	0.1%	5,975	0.3%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	9,778	0.3%	—	—
Latin America	—	—	—	—
International Organizations, etc.	21,270	0.7%	8,398	0.4%

Total	32,873	1.1%	14,373	0.6%

Total credit commitments	2,937,097	100.0%	2,290,753	100.0%

Loan and Guarantee Terms of the JBIC Operations

The JBIC Act provides that JBIC’s interest rates and guarantee charges shall be determined in light of the interest rates and commissions charged for guarantees by private banks on a basis such that the revenues of the JBIC Operations will cover its expenditures and losses. In addition, JBIC may not compete with private financial institutions in extending loans and guarantees, and may extend loans and guarantees only if financing by private financial institutions on ordinary terms is deemed difficult. JBIC carefully investigates the financial position of each prospective borrower and the technical and financial aspects of the project to be financed, and a loan or guarantee is extended only if there is reasonable assurance of repayment.

JBIC itself determines the interest rates, maturities, loan participation percentages, security and other terms on which it lends its funds or extends its guarantees. The interest rate to be applied to each loan is set by the board of directors of JBIC, taking into consideration JBIC’s funding cost and the rate for borrowers of the highest credit standing from private banks extending long-term loans.

Most of the JBIC Operations involve the financing of projects in cooperation with private financial institutions. Loans extended to domestic borrowers are usually secured by a bank guarantee, a mortgage or other collateral, or supported by a covenant requiring the borrower to provide security to JBIC at its request. Overseas direct loans, which are usually extended to banks, governmental institutions in foreign countries or private companies with Japanese capital, are generally secured by guarantees issued by the foreign government or the foreign governmental financial institution, by securities issued by Japanese domestic companies, or by cash flow and other assets of the borrower taken as security by JBIC.

In addition to the loan terms provided in the JBIC Act, JBIC’s terms and conditions for export loans are determined, in the case of plant and equipment exports, in accordance with the OECD’s “Arrangement on Guidelines for Officially Supported Export Credits”, commonly referred to as the Consensus and, in the case of ship exports, the OECD’s “Understanding on Export Credits for Ships”, commonly referred to as the Understanding. The Consensus and the Understanding, which were established to avoid excessive competition in the area of financing for plant or ship exports, stipulate minimum interest rates, maximum credit terms and minimum down payments for officially supported medium-and long-term export credit.

The following table sets forth information concerning the balances of JBIC’s outstanding loans as of March 31, 2015 and 2016.

Loan Balances of the JBIC Operations by Remainder of Term(1)

	As of March 31, 2015		As of March 31, 2016
	(In billions of yen except for the percentage)		(In billions of yen except for the percentage)
One year or less	1,740	12.2%	1,197	9.0%
More than 1 to 2 years	1,223	8.6%	1,385	10.4%
More than 2 years to 3 years	1,431	10.0%	1,376	10.3%
More than 3 years to 4 years	1,374	9.6%	1,451	10.9%
More than 4 years to 5 years	1,363	9.5%	1,472	11.0%
More than 5 years to 6 years	1,214	8.5%	1,125	8.4%
More than 6 years to 7 years	1,092	7.7%	1,115	8.4%
More than 7 years to 8 years	961	6.7%	819	6.1%
More than 8 years to 9 years	710	5.0%	909	6.8%
More than 9 years to 10 years	1,116	7.8%	675	5.1%
More than 10 years	2,048	14.3%	1,827	13.7%

Total	14,276	100%	13,358	100%

(1)	The amounts do not include principal that is overdue and unpaid, and principal that may possibly be waived according to the “Changes in Debt Relief Method” announced by Government of Japan in December 2002.

Allowance for Loan Losses of the JBIC Operations

JBIC provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations. Allowance for loan losses as of March 31, 2016 amounted to ¥168,262 million.

In cases where borrowers indicate that they may be unable to meet payments on their loans, JBIC may revise the terms of repayment. In the case of direct loans to foreign governments, the international system provides several mechanisms and institutions through which countries facing repayment difficulties can effect remedial measures in agreement with their creditors (Paris Club rescheduling). Therefore, rescheduled principal and interest payments may have to be accepted in order to facilitate the collectability of some loans or portions of loans. Should a default occur in the payment of principal or interest (whether by reason of a failure to agree on modified loan terms or otherwise), JBIC considers the related loan to be in arrears immediately to the extent of the defaulted amount.

Sources of Funds of the JBIC Operations

The following table sets forth information concerning the sources of funds for the JBIC Operations during the fiscal year ended March 31, 2016.

Sources of Funds of the JBIC Operations

Year ended March 31,
2016
(In billions of yen)
Borrowings from the Government Fund for Fiscal Investment and Loan Program(1)	¥245
Borrowings from the Foreign Exchange Fund Special Account(2)	1,596
Bonds and Notes with the Government Guarantee(2)	419
Bonds and Notes without the Government Guarantee	—

(1)	Includes both short-term and long-term borrowings.
(2)	The amount of borrowings from the Foreign Exchange Fund Special Account is calculated based on the exchange rate at the end of the month immediately preceding the date on which the borrowings were incurred. The amount of Bonds and Notes with the Government Guarantee is calculated based on the exchange rate at the end of the month immediately preceding the date of issuance of the bonds and notes.

The Predecessor raised funds for its JBIC Operations through borrowings from the Government of Japan and issuances of Japanese Government-guaranteed bonds and notes in international markets. In the fiscal year ended March 31, 2015, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $3.5 billion, and issued bonds without a guarantee from the Government of Japan in the aggregate amount of ¥10 billion. In the fiscal year ended March 31, 2016, JBIC issued bonds with a guarantee from the Government of Japan in the aggregate amount of $3.5 billion, and did not issue any bonds without a guarantee from the Government of Japan.

See “– Recent Development” for the information regarding the $1 billion of 1.875% government-guaranteed bonds due April 20, 2021 and the $1.5 billion of 2.375% government-guaranteed bonds due April 20, 2026 issued by JBIC on April 20, 2016, and $1.5 billion of 1.5% government-guaranteed bonds due July 21, 2021 and $1.5 billion of 1.875% government-guaranteed bonds due July 21, 2026 issued by JBIC on July 21, 2016.

Capitalization

The Capitalization of JBIC as of March 31, 2016 was as follows:

As of March 31, 2016
(In millions of yen)
Total Assets	¥17,580,622
Net Assets	2,472,367
Capital Stock	1,391,000
Retained Earnings	972,140

Net Assets /Total Assets	14.06%

The capital adequacy ratios for JBIC at the end of the fiscal year ended March 31, 2016, which are calculated in accordance with the Basel III framework and relevant international standards, are set forth in the table below.

As of March 31, 2016
(In billions of yen except for the percentage)
Total risk-weighted capital ratio	16.04%
Tier 1 risk-weighted capital ratio	15.40%
Common Equity Tier 1 risk-weighted capital ratio	15.40%
Total capital (Common Equity Tier 1 capital + Additional Tier 1 capital + Tier 2 capital)	¥2,439
Tier 1 capital (Common Equity Tier 1 capital + Additional Tier 1 capital)	2,342

As of March 31, 2016
(In billions of yen except for the percentage)
Common Equity Tier 1 capital	2,342
Risk-weighted assets	15,203
The amount of minimum capital requirements	1,216

Non-performing Loans

JBIC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JBIC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Act of 1981, as amended (the “Banking Act”). The second set of disclosure regulations includes those set forth in the Act on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”).

The table below sets forth the results of JBIC’s assessment of JBIC’s loans as of March 31, 2016, classified in all material respects according to the Banking Act:

As of March 31, 2016
(In millions of yen)
Bankrupt loans(a)	—
Non-accrual loans(b)	¥111,407
Loans with interest or principal repayments three months or more in arrears(c)	44,719
Restructured loans(d)	98,714
Total	¥254,840

(a)	“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item (iii), a. through e. and Item (iv) of the corporate Tax Law Enforcement Ordinance (Government Ordinance No. 97, 1965), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for other reasons.
(b)	“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes Bankrupt loans and the loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.
(c)	“Loans with interest or principal repayments three months or more in arrears” are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of “Bankrupt loans” and “Non-accrual loans.”
(d)	“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans,” “Non-accrual loans,” or “Loans with interest or principal repayments three months or more in arrears.”

The table below sets forth the results of JBIC’s assessment of JBIC’s loan portfolio as of March 31, 2016, classified in all material respects according to the standards under the Financial Revitalization Law:

As of March 31, 2016
(In millions of yen)
Bankrupt and quasi-bankrupt assets(a)	¥—
Doubtful assets(b)	111,415
Substandard loans(c)	143,433

Total	¥254,849

(a)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.
(b)	“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.
(c)	“Substandard loans” are (1) “Loans with interest or principal repayments three months or more in arrears” for which principal and/or interest is past due three months or more from their date scheduled payment dates excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulty to assist them in their financial recovery and enable them to eventually pay their creditors, but exclude “Bankrupt and quasi-bankrupt assets,” “Doubtful assets” and “Loans with interest or principal repayments three months or more in arrears.”

In the event that a debtor country is temporarily unable to repay its external public debt (debts to creditors that are public institutions such as central governments, trade insurance agencies and export credit agencies) due to a decline in its balance of payments, meetings of creditor countries (the “Paris Club”) may be held to discuss debt relief measures. When creditor countries agree on debt relief measures, debt rescheduling agreements between the creditors and a debtor are agreed, and repayments are made according to the agreements. During this temporary liquidity assistance effort, the debtor country implements an economic reform program pursuant to an agreement with the IMF and continues repayments of its debts. The principal amount of loans as of March 31, 2016, of which JBIC agreed to provide debt relief pursuant to the Paris Club agreements was ¥212,872 million.

JBIC classifies its loans rescheduled under the Paris Club made to borrowers classified under the Banking Law self assessment as “Watchlisted”, but not “Loans with interest or principal repayments three months or more in arrears”, as “Restructured loans”. The amount of such loans as of March 31, 2016, included in “Restructured loans” in the above table, is ¥70,353 million, of which ¥70,353 million represents original principal.

Risk Management

JBIC manages the major risks of its operations as a policy-lending institution in the following manner.

Credit Risk

Managing credit risk

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion department) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate check throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

For credit to domestic and foreign corporations, there is a need to evaluate their creditworthiness and the appropriateness of the collateral they provide. In particular, for credit related to projects overseas, credit evaluation involves checking the certainty of transactions to be financed, feasibility studies of projects and the industry in which the borrower operates.

Credit risk rating

JBIC has institutionalized its credit risk rating system that covers substantially all of its borrowers. JBIC uses its credit risk ratings for loan appraisals and to quantify its credit risks. Further, the credit risk rating system has been revised where necessary.

Asset self assessment

As part of its credit risk management, JBIC undertakes self assessments, similar to Japanese private financial institutions, in accordance with the Financial Inspection Manuals prepared by the Financial Services Agency. In this process, JBIC, following the examples of private financial institutions, conducts first stage assessments by the relevant finance departments, second stage assessments by the credit and country economic analysis departments, and inspections by an independent auditing department. The results of asset self assessment are used for the disclosure of the quality of assets to enhance the transparency of JBIC’s financial position.

Quantifying credit risks

Besides the individual credit management outlined above, credit risks are quantified to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. This account uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

Market Risks

Exchange rate risk

Foreign currency-denominated loans conducted in these operations involve risks related to exchange rate fluctuations. We have a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts.

Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(1) Yen-denominated loan operations

Funding for yen-denominated loans is mainly managed at fixed-rate interest. Interest rate risk for yen-denominated loans, however, is limited since derivative transactions such as interest rate swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation.

(2) Foreign currency-denominated loan operations

Interest rate risks associated with foreign currency-denominated loan operations and relevant fundings are generally hedged by managing the funds with floating interest rates with the use of interest rate swap transactions.

Derivatives transactions

Policy for derivatives transactions

JBIC engages in derivative transactions solely for the purpose of hedging foreign exchange risks and interest rate risks associated with its lending and funding operations.

Transactions

Derivatives transactions of JBIC include interest rate and currency swaps and forward exchange contracts. The table below gives details of these transactions as of March 31, 2016.

Credit Risk Amounts of Derivatives, etc. for JBIC

	As of March 31, 2016
	Notional Amount		Credit Risk
	(In billions of yen)
Interest Rate Swaps	¥3,333	*	¥101
Currency Swaps	4,082		388
Forward Exchange Contracts	0		0
Credit Risk Reductions through Netting	—		(331)

Total	¥7,416		¥158

*	The amounts indicated are maximum notional amounts to which JBIC may be exposed during the period since March 31, 2016 through the maturity date of the relevant derivative contract.

Risks involved in derivatives transactions and policies for addressing risks

Credit risk. Credit risk refers to potential losses from the failure of a counterparty to perform its obligations in accordance with the terms and conditions of the contract governing transactions due to bankruptcy or deteriorating business conditions.

JBIC constantly monitors the market value of derivatives transactions as to each counterparty and the amount of its credit exposure to and creditworthiness of each counterparty in order to ascertain the appropriateness of entering into or maintaining a transaction with each counterparty.

Market risk. Market risk refers to the risk of potential losses due to changes in the value or market price of financial instruments, such as derivatives, that are caused by fluctuations in exchange rates and interest rates. As JBIC engages in derivatives transactions solely for the purpose of hedging market risks of other transactions, such as raising capital or loan transactions, the market risks related to such derivatives transactions are generally offset by the market risks involved in the transactions that are being hedged.

Liquidity Risk. Liquidity risk refers to the risk of cash flow tightening due to worsening fund-raising capability that arises from deterioration of creditworthiness or mismatches in the maturity of assets and liabilities. JBIC minimizes liquidity risk through effective cash flow management and diversification of its funding sources. In addition, multiple financial institutions have established short-term credit lines with JBIC. JBIC borrows under the FILP and issues government-guaranteed bonds in the international capital markets for the JBIC Operations. JBIC may also issue bonds without a government guarantee in the domestic capital markets.

Operational Risk. Operational risk refers to the potential loss from negligence or from accidents or misdeeds on the part of JBIC’s management and staff or from external events. JBIC minimizes this risk by ensuring accurate operations through checks on the administrative process, creating operational manuals, improving training programs, and streamlining and computerizing procedures.

Computer System Risk. Computer system risk refers to the potential loss from a breakdown or malfunction in computer systems as well as from their misuse. With greater reliance on information systems, there is an increasing need to make the operations of JBIC smoother and more effective by exchanging information with Japanese firms as well as foreign governments through information networks. It is thus important to give greater weight to information management and staff with respect to internal information management and by putting in place measures to block illegal access to JBIC’s information systems from external sources by way of information networks. As part of an effort to ensure information security, JBIC drew up the Information Security Policy and created the Information Security Committee, consisting of the Executive Director in charge and heads of the relevant departments.

MANAGEMENT

JBIC’s board of directors has the ultimate responsibility for the administration of its affairs. JBIC’s articles of incorporation provide for a board of directors of not more than five directors and three corporate auditors. All directors and corporate auditors are elected by the Japanese government as JBIC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the Minister of Finance in accordance with the JBIC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members a Governor, a CEO, Executive Managing Director, several COOs, Senior Managing Directors and several Senior Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. The board of directors may also elect one or more representative directors from among its members, but such election is subject to the approval of the Minister of Finance. Each of the Governor, CEO, Executive Managing Director and COO, Senior Managing Director, shall represent JBIC in the conduct of its affairs, and in addition, several directors may be appointed to have the authority to represent JBIC in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors in that year. A corporate auditor may note his or her opinion in the audit report issued by the board of corporate auditors if his or her opinion expressed in the individual audit report is different from the opinion expressed in the audit report issued by the board of corporate auditors. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JBIC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JBIC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan (“Japanese GAAP”), to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JBIC has selected its independent auditors to audit the financial statements for the fiscal years ended March 31, 2015 and 2016.

JBIC’s current directors and corporate auditors as of June 23, 2016, are as follows:

Name	Title
Akira Kondoh	Governor
Tadashi Maeda	CEO, Executive Managing Director
Nobumitsu Hayashi	COO, Senior Managing Director
Masaaki Amma	Managing Director
Shinichi Koizumi	Managing Director (Outside Director)
Yasuo Ota	Corporate Auditor (Full-Time Corporate Auditor)
Tatsuo Igarashi	Corporate Auditor (Outside Corporate Auditor)
Yuko Tamai	Corporate Auditor (Outside Corporate Auditor)

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of JBIC, including those obligations incurred by its predecessors to which JBIC succeeded.

FINANCIAL STATEMENTS

JBIC’s financial statements for the fiscal years ended March 31, 2015 and 2016 prepared on a basis consistent with Japanese GAAP are included as Exhibit 2 to this Annual Report on Form 18-K filed with the Commission. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

JBIC started preparing financial statements in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board (the “IASB”) from the fiscal year ended March 31, 2015, for reference purposes in order to improve comparability with other issuers outside of Japan. JBIC’s financial statements as of and for the fiscal years ended March 31, 2015 and 2016 prepared on a basis consistent with IFRS are included as Exhibit 7 to this Annual report on Form 18-K. Such financial statements have been audited by Ernst & Young ShinNihon LLC, independent auditors, as stated in their report accompanying such financial statements.

In preparing financial statements in accordance with IFRS as adopted by the IASB, JBIC made adjustments to the financial statements prepared in accordance with Japanese GAAP which were prepared based on the JBIC Act and related regulations. Details of reconciliations between the two sets of financial statements are included as Exhibit 9 to this Annual Report on Form 18-K.